Exhibit 4.19
NOTIFICATION LETTER FOR AN INCREASE IN THE PROGRAMME MAXIMUM AMOUNT

To: The Dealer referred to below
cc. BNP Paribas Fortis SA/NV (as Domiciliary Agent)
cc. BNP Paribas Fortis SA/NV (as Arranger)

Dear Sirs

1 October 2018

Euronav NV EUR 150,000,000 Belgian Multi-currency Short-Term Treasury Notes Programme (the
"Programme")

We refer to a dealer agreement dated 6 June 2017 (the “Dealer Agreement”) between ourselves as Issuer, BNP Paribas Fortis SA/NV as Dealer and Arranger relating to the Programme. Terms used in the Dealer Agreement shall have the same meaning in this letter.
In accordance with Clause 3.6 (Increase in Programme Maximum Amount) of the Dealer Agreement, we hereby notify each of the addressees listed above that the Maximum Amount is to be increased from EUR 50,000,000 to EUR 150,000,000 with effect from the date of this letter, subject to delivery to the Dealers, the Arranger and the Domiciliary Agent of the following documents:

(a) a certificate from a duly authorised officer of the Issuer confirming that no changes have been made to the constitutional documents of the Issuer since the date of the Dealer Agreement or, if there has been a change, a certified copy of the constitutional documents currently in force;

(b) certified copies of all documents evidencing the internal authorisations and approvals required to be granted by the Issuer for such an increase in the Programme Maximum Amount;

(c) written consent (by e-mail) of the Domiciliary Agent in relation to the increase;

(d) a list of names, titles and specimen signatures of the persons authorised to sign on behalf of the Issuer all notices and other documents to be delivered in connection with such an increase in the Programme Maximum Amount;

(e) an updated or supplemental Information Memorandum reflecting the increase in the Programme Maximum
Amount of the Programme. Yours faithfully,

/s/ Hugo De Stoop                     /s/ Egied Verbeeck

Name: Hugo De Stoop                     Egied Verbeeck
Title: CFO                        General Counsel
for and on behalf of Euronav NV